EXHIBIT 21.1
LIST OF SUBSIDIARIES OF WESTMORELAND RESOURCE PARTNERS, LP
First Tier Subsidiary:
Oxford Mining Company, LLC, an Ohio limited liability company ("OMC")
Second Tier Subsidiary:
Daron Coal Company, LLC, an Ohio limited liability company (OMC holds a 100% membership interest)
Harrison Resources, LLC, an Ohio limited liability company (OMC holds a 100% membership interest)

Oxford Conesville, LLC, an Ohio limited liability company (OMC holds a 100% membership interest)
Oxford Mining Company — Kentucky, LLC, a Kentucky limited liability company (OMC holds a 100% membership interest)

Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company (OMC holds a 100% membership interest)

{OXF-5100.1}